Exhibit 99.2

Independent Auditors’ Report

Shareholders and Board of Directors

Frederick County Bancorp, Inc.

Frederick, Maryland

We have audited the accompanying consolidated financial statements of Frederick County Bancorp, Inc. and Subsidiaries (the “Company”) which comprise the consolidated balance sheets as of December 31, 2018 and 2017, and the related consolidated statements of income, comprehensive income, changes in shareholders’ equity and cash flows for the years then ended, and the related notes to the consolidated financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditors’ Responsibility

Our responsibility is to express an opinion on these consolidated financial statements based on our audits.  We conducted our audits in accordance with auditing standards generally accepted in the United States of America.  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements.  The procedures selected depend on the auditors’ judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error.  In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control.  Accordingly, we express no such opinion.  An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Frederick County Bancorp, Inc. and Subsidiaries as of December 31, 2018 and 2017, and the results of their operations and their cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.

/s/ Dixon Hughes Goodman LLP

Baltimore, Maryland

February 22, 2019

Frederick County Bancorp, Inc. and Subsidiaries

Consolidated Balance Sheets

	December 31,
(dollars in thousands)	2018	2017
Assets
Cash and due from banks	$2,778	$2,726
Federal funds sold	5	5
Interest-bearing deposits in other banks	33,342	34,628
Cash and cash equivalents	36,125	37,359
Investment securities available-for-sale - at fair value	21,558	24,745
Restricted stock	1,979	2,367
Loans held for sale	268	—
Loans	339,461	322,156
Less: Allowance for loan losses	(3,426)	(3,265)
Net loans	336,035	318,891
Bank premises and equipment, net	9,280	9,542
Bank owned life insurance	10,628	8,946
Foreclosed properties	360	1,264
Accrued interest and other assets	2,355	2,682
Total assets	$418,588	$405,796

Liabilities and Shareholders’ Equity
Liabilities
Deposits:
Noninterest-bearing deposits	$100,200	$89,616
Interest-bearing deposits	252,173	242,389
Total deposits	352,373	332,005
Short-term borrowings	3,450	4,200
FHLB advances	20,000	29,700
Junior subordinated debentures	6,186	6,186
Accrued interest and other liabilities	1,024	1,084
Total liabilities	383,033	373,175
Commitments and Contingencies (Notes 9, 16, and 17)

Shareholders’ Equity
Common stock, per share par value $0.01; 10,000,000 shares authorized; 1,541,737 and 1,493,044 shares issued and outstanding, respectively	15	15
Additional paid-in capital	16,031	15,397
Retained earnings	19,794	16,829
Accumulated other comprehensive (loss) income	(285)	380
Total shareholders’ equity	35,555	32,621
Total liabilities and shareholders’ equity	$418,588	$405,796

See Notes to Consolidated Financial Statements.

Frederick County Bancorp, Inc. and Subsidiaries

Consolidated Statements of Income

	Years Ended December 31,
(dollars in thousands, except per share amounts)	2018	2017
Interest income:
Interest and fees on loans	$15,438	$14,075
Interest and dividends on investment securities:
Taxable	495	408
Tax exempt	92	105
Dividends	148	118
Interest on federal funds sold	—	1
Other interest income	858	402
Total interest income	17,031	15,109
Interest expense:
Interest on deposits	1,864	1,250
Interest on short-term borrowings	182	164
Interest on FHLB advances	496	198
Interest on junior subordinated debentures	237	177
Total interest expense	2,779	1,789
Net interest income	14,252	13,320
Provision for (recovery of) loan losses	(442)	645
Net interest income after provision for (recovery of) loan losses	14,694	12,675
Noninterest income:
Securities (losses) gains	(9)	416
Change in fair value of equity securities	2	—
Gain on sale of loans	370	439
Gain (loss) on foreclosed properties	12	(34)
Bank owned life insurance	226	211
Service fees	413	380
Other operating income	572	456
Total noninterest income	1,586	1,868
Noninterest expenses:
Salaries and employee benefits	7,119	6,572
Occupancy and equipment expenses	1,841	1,719
Other operating expenses	3,318	2,760
Total noninterest expenses	12,278	11,051
Income before provision for income taxes	4,002	3,492
Provision for income taxes	1,041	1,442
Net income	$2,961	$2,050
Basic earnings per share	$1.95	$1.37
Diluted earnings per share	$1.88	$1.32
Basic weighted average number of shares outstanding	1,520,817	1,492,792
Diluted weighted average number of shares outstanding	1,574,817	1,551,807
Dividends declared per share	$0.34	$0.30

See Notes to Consolidated Financial Statements.

Frederick County Bancorp, Inc. and Subsidiaries

Consolidated Statements of Comprehensive Income

	Years Ended December 31,
(dollars in thousands)	2018	2017
Net income	$2,961	$2,050
Changes in net unrealized (losses) gains on securities available-for- sale, net of income tax benefits of $58 in 2018 and income taxes of $76 in 2017	(151)	115
Reclassification adjustment for losses (gains) realized, net of income tax benefits of $3 in 2018 and income taxes of $165 in 2017	6	(251)
Total other comprehensive loss	(145)	(136)
Total comprehensive income	$2,816	$1,914

See Notes to Consolidated Financial Statements.

Frederick County Bancorp, Inc. and Subsidiaries

Consolidated Statements of Changes in Shareholders’ Equity

	Years Ended December 31, 2018 and 2017
(dollars in thousands)	Shares Outstanding	Common Stock	Additional Paid-In Capital	Retained Earnings	Accumulated Other Comprehensive Income (Loss)	Total Shareholders’ Equity
Balance, December 1, 2017	1,491,844	$15	$15,404	$15,289	$453	31,161
Comprehensive income				2,050	(136)	1,914
Reclassification of remaining tax effects on deferred tax assets on securities available for sale				(63)	63	—
Dividends declared on common stock, $0.30 per share				(447)		(447)
Shares issued under stock option transactions	1,200		13			13
Compensation expense from stock option transactions			(20)			(20)
Balance, December 31, 2017	1,493,044	$15	$15,397	$16,829	$380	$32,621
Comprehensive income				2,961	(145)	2,816
Cumulative change in accounting principle in accordance with ASU 2016-01				520	(520)	—
Dividends declared on common stock, $0.34 per share				(516)		(516)
Shares issued under stock option transactions	48,693		634			634
Balance, December 31, 2018	1,541,737	$15	$16,031	$19,794	$(285)	$35,555

See Notes to Consolidated Financial Statements.

Frederick County Bancorp, Inc. and Subsidiaries

Consolidated Statements of Cash Flows

	Years Ended December 31
(dollars in thousands)	2018	2017
Cash flows from operating activities:
Net income	$2,961	$2,050
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	497	497
Deferred income taxes	289	294
Provision for (recovery of) loan losses	(442)	645
Securities losses (gains)	9	(416)
Change in fair value of equity securities	(2)	—
Gain on sale of loans	(370)	(439)
Loans originated for sale	(8,486)	(7,865)
Proceeds from loans sold	8,856	8,303
Net premium amortization on investment securities	117	133
Loss on disposal of bank premises and equipment	—	2
Bank owned life insurance income	(226)	(211)
Loss on surrender of bank owned life insurance	19	—
(Gain) loss on sale of foreclosed property	(12)	34
Stock-based compensation expense	—	(20)
Provision for foreclosed properties	346	—
Increase in accrued interest and other assets	(49)	(237)
Increase in accrued interest and other liabilities	84	81
Net cash provided by operating activities	3,591	2,851
Cash flows from investing activities:
Purchases of investment securities available-for-sale	(1,231)	(4,794)
Proceeds from sales of investment securities available-for-sale	858	901
Proceeds from maturities, prepayments and calls of investment securities available-for-sale	3,234	3,851
Redemption (purchase) of restricted stock	388	(680)
Net increase in loans	(16,970)	(17,238)
Purchase of bank owned life insurance, net	(1,475)	—
Purchases of bank premises and equipment	(235)	(2,551)
Proceeds from sale of foreclosed properties	570	126
Net cash used in investing activities	(14,861)	(20,385)
Cash flows from financing activities:
Net increase in NOW, money market accounts, savings accounts and noninterest-bearing deposits	11,217	18,121
Net increase (decrease) increase in time deposits	9,151	(8,068)
Net (decrease) increase in short-term borrowings	(750)	900
(Repayment of) proceeds from FHLB advances	(9,700)	14,700
Proceeds from issuance of common stock	634	13
Dividends paid on common stock	(516)	(447)
Net cash provided by financing activities	10,036	25,219
Net (decrease) increase in cash and cash equivalents	(1,234)	7,685
Cash and cash equivalents — beginning of year	37,359	29,674
Cash and cash equivalents — end of year	$36,125	$37,359
Supplemental cash flow disclosure:
Interest paid	$2,717	$1,753
Income taxes paid	$545	$1,419
Transfer of loans to foreclosed properties	$—	$558

See Notes to Consolidated Financial Statements.

FREDERICK COUNTY BANCORP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Note 1.  Nature of Operations and Significant Accounting Policies:

Frederick County Bancorp, Inc. (the “Bancorp”), the parent company for its wholly-owned subsidiary Frederick County Bank (the “Bank” and together with Bancorp, the “Company”), was organized in September 2003. The Bank was incorporated under the laws of the State of Maryland in August 2000 and commenced banking operations in October 2001.  On July 31, 2013, the Company de-registered as a reporting company with the Securities and Exchange Commission (the “SEC”), and therefore is no longer required to file periodic financial reports or other information with the SEC.  The Bank provides its customers with various banking services.  The Bank offers various loan and deposit products to their customers.  The Bank’s customers include individuals and commercial enterprises within its principal market area consisting of Frederick County, Maryland.  The Bank has a direct subsidiary established to hold foreclosed properties known as FCB Hagerstown, LLC.  Bancorp also has a subsidiary trust, established to issue trust preferred securities, and one direct subsidiary established to hold foreclosed properties known as FCB Holdings, Inc..  See Note 8 for additional disclosures related to the subsidiary trust.

Additionally, the Bank maintains correspondent banking relationships and transacts daily federal funds sales on an unsecured basis with regional correspondent banks.  Note 3 discusses the types of securities in which the Bank invests.  Note 4 discusses the types of lending in which the Bank engages.  The Bank does not have any significant concentrations to any one industry or customer.

The accounting and reporting policies and practices of the Company conform to accounting principles generally accepted in the United States of America.  The following is a summary of the Company’s significant accounting policies:

Principles of consolidation:

The accompanying consolidated financial statements include the accounts of the Company and the Bank.

In consolidation, all significant intercompany balances and transactions have been eliminated.

The Company also has an investment in FCBI Statutory Trust I, a statutory trust that is not consolidated in accordance with Accounting Standards Codification (“ASC”) Topic 810 Consolidation.  See Note 8.

Use of estimates:

The preparation of financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates.

Comprehensive income:

Accounting principles generally require that recognized revenue, expenses, gains, and losses be included in net income.  Certain changes in assets and liabilities, such as unrealized gains and losses on available-for-sale securities, are reported as a separate component of the equity section of the balance sheet.  Such items, along with net income, are components of comprehensive income.

Presentation of cash flows:

For purposes of reporting cash flows, cash and cash equivalents includes cash on hand, amounts due from banks (including cash items in process of clearing) and interest-bearing deposits in banks with an original maturity of 90 days or less, and federal funds sold.  Generally, federal funds are sold for one-day periods.

Investment securities:

Securities classified as held-to-maturity are those debt securities the Company has both the intent and ability to hold to maturity regardless of changes in market conditions, liquidity needs or changes in general economic conditions.  These securities are carried at cost, adjusted for amortization of premium and accretion of discount, computed using the interest method, over their contractual lives.

Securities classified as available-for-sale are those debt securities that the Company intends to hold for an indefinite period of time but not necessarily to maturity.  Any decision to sell a security classified as available-for-sale would be based on various factors, including significant movement in interest rates, changes in the maturity mix of the Company’s assets and liabilities, liquidity needs, regulatory capital considerations, and other similar factors. These securities are carried at estimated fair value based on information provided by a third party pricing service with any unrealized gains or losses excluded from net income and reported in accumulated other comprehensive income (loss), which is reported as a separate component of shareholders’ equity, net of the related deferred tax effect.

Equity securities are carried at estimated at fair value based on quoted prices.  Effective January 1, 2018, changes in fair value of equity securities are recognized in net income. As of December 31, 2018, equity securities amounted to $386 thousand and are included in the available-for sale securities.  As of December 31, 2017, equity securities were included with available-for-sale with unrealized gains excluded from net income and reported in accumulated other comprehensive income (loss).

Dividend and interest income, including amortization of premium and accretion of discount arising at acquisition, from all categories of investment securities are included in interest income in the consolidated statements of income.

Gains and losses realized on sales of investment securities, determined using the adjusted cost basis of the specific securities sold, are included in noninterest income in the consolidated statements of income.  Additionally, declines in the estimated fair value of individual investment securities below their cost that are other-than-temporary are reflected as realized losses in the statements of income.  Factors affecting the determination of whether an other-than-temporary impairment has occurred include, among other things, (i) the length of time and the extent to which the fair value has been less than cost, (ii) the financial condition and near term prospects of the issuer, (iii) that the Company does not intend to sell these securities, and (iv) it is more likely than not that the Company will not be required to sell before a period of time sufficient to allow for any anticipated recovery in fair value.

Restricted stock is stock from the Federal Home Loan Bank of Atlanta (“FHLB”), the Federal Reserve Bank of Richmond (“Federal Reserve Bank”), the Atlantic Community Bankers Bank and Community Bankers Bank, which are restricted as to their marketability.  Because no ready market exists for these investments and they have no quoted market value, the Bank’s investment in these stocks are carried at cost.  A determination as to whether there has been an impairment of a restricted stock investment is performed on a quarterly basis and includes a review of the current financial condition of the issuer.

Loans held for sale:

The Company engages in sales of residential mortgage loans and loans guaranteed by the Small Business Administration that are originated by the Bank.  Loans held for sale are carried at the lower of aggregate cost or fair value. Fair value is derived from secondary market quotations for similar instruments. Gains and losses on sales of these loans are recorded as a component of noninterest income in the consolidated statements of income.

When the Company retains the servicing rights to collect and remit principal and interest payments, manage escrow account matters and handle borrower relationships on mortgage loans sold, resulting service fee income is included in noninterest income. The Company’s current practice is to sell loans on a servicing released basis, and, therefore, it has no intangible asset recorded for the value of such servicing at either December 31, 2018 or December 31, 2017.

Loans and allowance for loan losses:

Loans are carried at the amount of unpaid principal, adjusted for deferred loan fees and origination costs.  Interest on loans is accrued based on the principal amounts outstanding. Nonrefundable loan fees and related direct costs are deferred and the net amount is amortized to income as a yield adjustment over the life of the loan using the interest method.  When principal or interest is delinquent for ninety days or more, the Company evaluates the loan for nonaccrual status.  After a loan is placed on nonaccrual status, all interest previously accrued but not collected is reversed against current period interest income.  Subsequent collections of interest payments on nonaccrual loans are recognized as interest income unless ultimate collectability of the loan is in doubt.  Cash collections on loans where ultimate collectability remains in doubt are applied as reductions of the loan principal balance and no interest income is recognized until the principal balance has been collected.

The allowance for loan losses is established as losses are estimated to have occurred through a provision for loan losses charged to earnings.  Loan losses are charged against the allowance when management believes the uncollectibility of a loan balance is confirmed.  Subsequent recoveries, if any, are credited to the allowance.  The allowance is based on two basic principles of accounting: (i) ASC Topic 450 Contingencies, which requires that losses be accrued when they are probable of occurring and estimable and (ii) ASC Topic 310 Receivables, which requires that losses be accrued based on the differences between the loan balance and either the value of collateral, if such loans are considered to be collateral dependent and in the process of collection, or the present value of future cash flows, or the loan’s value as observable in the secondary market.  A loan is considered impaired when, based on current information and events, the Company has concerns about the ability to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement.  Factors considered by management in determining impairment include payment status, collateral value and the probability of collecting scheduled principal and interest payments when due.  Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired.  Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and borrower, including the length of the delay, the reasons for the delay, the borrower’s prior payment record, and the amount of the shortfall in relation to the principal and interest owed.

The Company’s allowance for loan losses has three basic components: the specific allowance, the formula allowance and the pooled allowance.  Each of these components is determined based upon estimates that can and do change when the actual events occur.  As a result of the uncertainties inherent in the estimation process, management’s estimate of loan losses and the related allowance could change in the near term.

The specific allowance component is used to individually establish an allowance for loans identified for impairment testing. When impairment is identified, a specific reserve may be established based on the Company’s calculation of the estimated loss embedded in the individual loan. Impairment testing includes consideration of the borrower’s overall financial condition, resources and payment record, support available from financial guarantors and the fair market value of collateral. These factors are combined to estimate the probability and severity of inherent losses.  Large groups of smaller balance, homogeneous loans are collectively evaluated for impairment. Accordingly, the Company does not separately evaluate individual consumer and residential loans for impairment.

The formula allowance component is used for estimating the loss on internally risk rated loans exclusive of those identified as impaired. The loans meeting the Company’s internal criteria for classification, such as special mention, substandard, doubtful and loss, as well as impaired loans, are segregated from performing loans within the portfolio. These internally classified loans are then grouped by loan type (commercial and residential construction and land development, commercial real estate, residential real estate, commercial and industrial or consumer). Each loan type is assigned an allowance factor based on management’s estimate of the associated risk, complexity and size of the individual loans within the particular loan category. Classified loans are assigned a higher allowance factor than non-classified loans due to management’s concerns regarding collectability or management’s knowledge of particular elements surrounding the borrower. Allowance factors increase with the worsening of the internal risk rating.

The pooled formula component is used to estimate the losses inherent in the pools of non-classified loans.  These loans are then also segregated by loan type and allowance factors are assigned by management based on delinquencies, loss history, trends in volume and terms of loans, effects of changes in lending policy, the experience and depth of management, national and local economic trends, concentrations of credit, results of the loan review system and the effect of external factors (i.e. competition and regulatory requirements).  Current economic conditions take into account the average unemployment rate for Frederick County, Maryland, the State of Maryland and for the nation, with the most significance given to the Frederick County data.  The allowance factors assigned differ by loan type.

Allowance factors and overall size of the allowance may change from period to period based on management’s assessment of the above-described factors and the relative weights given to each factor.  In addition, various regulatory agencies periodically review the allowance for loan losses.  These agencies may require the Bank to make additions to the allowance for loan losses based on their judgments of collectability based on information available to them at the time of their examination.

Loans are stated at the principal amount outstanding, net of unamortized deferred costs and fees.  Interest income on loans is accrued at the contractual rate on the principal amount outstanding.  It is the Company’s policy to discontinue the accrual of interest when circumstances indicate that collection is doubtful.  Deferred fees and costs on loans are being amortized on the interest method over the term of the loan.

Management considers loans impaired when, based on current information, it is probable that the Company will not collect all principal and interest payments according to contractual terms.  Loans are evaluated for impairment in accordance with the Company’s portfolio monitoring and ongoing risk assessment procedures.  Management considers the financial condition of the borrower, cash flow of the borrower, payment status of the loan, and the value of the collateral, if any, securing the loan.  Generally, impaired loans do not include large groups of smaller balance homogenous  loans such as residential real estate and consumer type loans which are evaluated collectively for impairment and are generally placed on nonaccrual when the loan becomes 90 days past due as to principal or interest.  Loans specifically reviewed for impairment are not considered impaired during periods of “minimal delay” in payment (90 days or less) provided eventual collection of all amounts due is expected.  The impairment of a loan is measured based on the present value of expected future cash flows, discounted at the loan’s effective interest rate, or the fair value of the collateral if repayment is expected to be provided solely by the collateral.  In appropriate circumstances, interest income on impaired loans may be recognized on a cash basis.

The Company’s charge-off policy states after all collection efforts have been exhausted and the loan is deemed to be a loss, it will be charged to the Company’s established allowance for loan losses.  Consumer loans subject to the Uniform Retail Credit Classification are charged-off as follows (a) closed end loans are charged-off no later than 120 days after becoming delinquent, (b) consumer loans to borrowers who subsequently declare bankruptcy, where the Company is an unsecured creditor, are charged-off within 60 days of receipt of the notification from the bankruptcy court, (c) fraudulent loans are charged-off within 90 days of discovery and (d) death of a borrower will cause a charge-off to be incurred at such time an actual loss is determined.  All other types of loans are generally evaluated for loss potential at the 90th day past due threshold, and any loss is recognized no later than the 120th day past due threshold; each loss is evaluated on its specific facts regarding the appropriate timing to recognize the loss.

Bank premises and equipment:

Bank premises and equipment are stated at cost less accumulated depreciation and amortization.  The provision for depreciation is computed using straight-line and accelerated methods based on the estimated useful lives of the assets, which range from 5 to 10 years for bank equipment and 39 years for bank buildings.  Leasehold improvements are amortized over the lesser of the terms of the leases or their estimated useful lives.  Expenditures for improvements, which extend the life of an asset, are capitalized and depreciated over the asset’s remaining useful life.  Gains or losses realized on the disposition of properties and equipment are reflected in the statements of income.  Expenditures for repairs and maintenance are charged to operating expenses as incurred.

Bank owned life insurance:

The Bank purchased single-premium life insurance on certain employees of the Bank.  Appreciation in value of the insurance policies is classified as noninterest income.  These insurance policies can be surrendered subject to certain surrender penalties applied by the insurance carriers, as well as potential income taxes to be paid.

Foreclosed properties:

Foreclosed properties include properties that have been acquired in complete or partial satisfaction of a debt.  These properties are initially recorded at fair value on the date of acquisition.  Any write-downs at the time of acquisition are charged to the allowance for loan losses.  Subsequent to acquisition, a valuation allowance is established, if necessary, to report these assets at the lower of (a) fair value minus estimated costs to sell or (b) cost.  Gains and losses realized on the sale, and any adjustments resulting from periodic re-evaluation of the property are included in noninterest income or expense, as appropriate.  Net costs of maintaining and operating the properties are expensed as incurred.

Stock-based compensation plans:

The Company maintains two stock-based compensation plans, as described more fully in Note 10, which provide for grants of incentive and non-incentive stock options, restricted stock and/or restricted stock units.  These plans have been presented to and approved by the Company’s shareholders.

Compensation cost for all stock-based awards is measured at fair value on the date of grant and recognized over the service period for awards expected to vest.  Such value is recognized as expense over the service period.  Any adjustment due to the forfeiture of stock-based awards will be recorded as a cumulative adjustment in the period the awards are forfeited.

Income taxes:

Provisions for income taxes are based on taxes payable or refundable for the current year and deferred taxes on temporary differences between the amount of taxable income and pretax financial income and between the tax bases of assets and liabilities and their reported amounts in the financial statements.  Deferred tax assets and liabilities are included in the financial statements at currently enacted income tax rates applicable to the period in which the deferred tax assets and liabilities are expected to be realized or settled.  As changes in tax laws or rates are enacted, deferred tax assets and liabilities are adjusted through the provision for income taxes.  In addition, deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized.

The Company does not have uncertain tax positions that are deemed material, and did not recognize any adjustments for unrecognized tax benefits.  The Company’s policy is to recognize interest and penalties on income taxes in other noninterest expenses.  The Company remains subject to examination for income tax returns for the years ending after December 31, 2014.

Fair value measurements:

The Company follows the guidance of ASC Topic 825 Financial Instruments and ASC Topic 820 Fair Value Measurements and Disclosures.  This guidance permits entities to measure many financial instruments and certain other items at fair value.  The objective is to improve financial reporting by providing entities with the opportunity to mitigate volatility in reported earnings caused by measuring related assets and liabilities differently without having to apply complex hedge accounting provisions.  This guidance clarifies that fair value is an exit price, representing the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants.  Under this guidance, fair value measurements are not adjusted for transaction costs.  This guidance establishes a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value.  The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements).

Per share amounts:

Earnings per share (“EPS”) are disclosed as basic and diluted.  Basic EPS is generally computed by dividing net income by the weighted-average number of common shares outstanding for the period, whereas diluted EPS essentially reflects the potential dilution in basic EPS, determined using the treasury stock method, that could occur if option contracts to issue common stock were exercised.

	Years Ended December 31,
(dollars in thousands, except per share amounts)	2018	2017
Net income	$2,961	$2,050
Basic earnings per share	$1.95	$1.37
Diluted earnings per share	$1.88	$1.32
Basic weighted average number of shares outstanding	1,520,817	1,492,792
Effect of dilutive securities — stock options	54,000	59,015
Diluted weighted average number of shares outstanding	1,574,817	1,551,807
Anti-dilutive securities outstanding	—	—

Transfers of financial assets:

The Company accounts for transfers and servicing of financial assets in accordance with ASC Topic 860 Transfers and Servicing.  Transfers of financial assets are accounted for as sales only when control over the assets has been surrendered.  Control over transferred assets is deemed to be surrendered when (1) the assets have been isolated from the Company, (2) the transferee obtains the right (free of conditions that constrain it from taking advantage of that right) to pledge or exchange the transferred assets, and (3) the Company does not maintain effective control over the transferred assets through an agreement to repurchase them before their maturity.

Valuation of long-lived assets:

The Company accounts for the valuation of long-lived assets under ASC Topic 360 Property, Plant and Equipment.  This guidance requires that long-lived assets and certain identifiable intangible assets be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable.  Recoverability of the long-lived asset is measured by a comparison of the carrying amount of the asset to future undiscounted net cash flows expected to be generated by the asset.  If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the estimated fair value of the assets.  Assets to be disposed of are reportable at the lower of the carrying amount or fair value, less costs to sell.

Segment reporting:

ASC Topic 280 Segment Reporting requires that an enterprise report selected information about operating segments in its financial reports issued to its shareholders.  Based on the analysis performed by the Company, management has determined that the Company only has one operating segment, which is commercial banking.  The chief operating decision-makers use consolidated results to make operating and strategic decisions, and therefore, are not required to disclose any additional segment information.

Subsequent events:

The Company has evaluated the accompanying consolidated financial statements for subsequent events and transactions through February 22, 2019, the date these financial statements were available for issuance, based on ASC Topic 855 Subsequent Events, and have determined that no material subsequent events have occurred that would affect the information presented in the accompanying consolidated financial statements or require additional disclosure.

New Authoritative Accounting Guidance

The Financial Accounting Standards Board (the “FASB”) issued Accounting Standards Update (“ASU”) No. 2014-09, Revenue from Contracts with Customers (Topic 606). The guidance requires an entity to recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. The guidance in this update is effective for annual reporting periods beginning after December 15, 2017, including interim periods within that reporting period. As allowed by this ASU, the Company is permitted to adopt using the full retrospective transition method for all periods presented, or modified retrospective method where the guidance would only be applied to existing contracts in effect at the adoption date and new contracts going forward. The Company’s revenue stream within the scope of ASU No. 2014-09 is primarily from service charges on deposit accounts. The impact of guidance in this update, including method of implementation, did not have a material impact on the Company’s Consolidated Financial Statements (see Note 19, Revenue Recognition).

The FASB issued ASU No. 2016-01, Financial Instruments — Recognition and Measurement of Financial Assets and Liabilities. ASU No. 2016-01 requires equity investments to be measured at fair value with changes in fair value recognized in net income, excluding equity investments that are consolidated or accounted for under the equity method of accounting. The guidance allows equity investments without readily determinable fair values to be measured at cost minus impairment, with a qualitative assessment required to identify impairment. The guidance also: requires public companies to use exit prices to measure the fair value of financial instruments for disclosure purposes; requires separate presentation of financial assets and financial liabilities by measurement category and form of financial asset on the balance sheet or the accompanying notes to the financial statements; and eliminates the disclosure requirements related to measurement assumptions for the fair value of instruments measured at amortized cost. In addition, the guidance requires that for liabilities measured at fair value under the fair value option, changes in fair value due to changes in instrument-specific credit risk be presented in other comprehensive income. ASU 2016-01 is effective for fiscal years beginning after December 15, 2017 and interim periods within those fiscal years. The Company adopted ASU No. 2016-01 on January 1, 2018. Upon adoption, the Company recorded a cumulative effect adjustment for the unrealized gain on equity securities that was reclassified and accounted for at fair value through net income.  In addition, the Company measured the fair value of its loan portfolio as of December 31, 2018 using an exit price notion (see Note 14, Fair Value Measurements).

The FASB issued ASU No. 2016-02, “Leases (Topic 842).”  The amendments in this Update are to increase transparency and comparability among organizations by recognizing lease assets and lease liabilities on the balance sheet and disclosing key information about leasing arrangements.  To meet that objective, the FASB is amending the FASB Accounting Standards Codification and creating Topic 842, Leases.  Leasing is utilized by many entities.  It is a means of gaining access to assets, of obtaining financing, and/or of reducing an entity’s exposure to the full risks of asset ownership.  The prevalence of leasing, therefore, means that it is important that users of financial statements have a complete and understandable picture of an entity’s leasing activities.  Previous lease accounting was criticized for failing to meet the needs of users of financial statements because it did not always provide a faithful representation of leasing transactions.  In particular, it did not require lessees to recognize assets and liabilities arising from operating leases on the balance sheet.  As a result, there had been long-standing request from many users of financial statements and others to change the accounting requirements so that lessees would be required to recognize the rights and obligations resulting from leases as assets and liabilities.  This Update will be effective for public business entities for fiscal years beginning after December 15, 2018, including interim periods within those fiscal years.  The impact to the Company’s consolidated balance sheet is to record approximately $3.1 million in right-to-use assets and the same amount in lease liabilities.  This decreases the Company’s risk-based capital ratios by about 10 basis points.

The FASB issued ASU No. 2016-13, “Financial Instruments — Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments.”  Current GAAP requires an “incurred loss” methodology for recognizing credit losses that delays recognition until it is probable a loss has been incurred.  Users of financial statements expressed concern that current GAAP restricts the ability to record credit losses that are expected, but do not yet meet the “probable” threshold.  The main objective of the Update is to provide financial statement users with more decision-useful information about the expected credit losses on financial instruments and other commitments to extend credit held by a reporting entity at each reporting date.  To achieve this objective, the amendments in this Update replace the incurred loss impairment methodology in current GAAP with a methodology that reflects expected credit losses and requires consideration of a broader range of reasonable and supportable information to inform credit loss estimates. This Update will be effective for public business entities for fiscal years beginning after December 15, 2020, and interim periods within those fiscal years.  At this time, the Company has not determined the impact of this Update on its financial statements.

The FASB issued ASU No. 2017-08, “Nonrefundable Fees and Other Costs (Subtopic 310-20) - Premium Amortization on Purchased Callable Debt Securities.”  This Update shortens the amortization period for certain callable debt securities held at a premium to require such premiums to be amortized to the earliest call date unless applicable guidance related to certain pools of securities is applied to consider estimated prepayments.  Under prior guidance, entities were generally required to amortize premiums on individual, non-pooled callable debt securities as a yield adjustment over the contractual life of the security.  This Update does not change the accounting for callable debt securities held at a discount.  This Update will be effective for public business entities for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2018.  The Company does not expect the guidance to have a material impact on its financial statements.

Note 2.  Compensating Balances:

Compensating balance arrangements exist with various correspondent banks.  These noninterest-bearing deposits are maintained in lieu of cash payments for standard bank services.  The required balances amounted to $1.05 million at December 31, 2018 and $1.10 million at December 31, 2017.  In addition, for the reserve maintenance period in effect at December 31, 2018 and 2017, the Company was required to maintain balances of $406 thousand and $158 thousand, respectively, with the Federal Reserve Bank.

Note 3.  Investments:

The amortized cost and estimated fair value of securities classified as available-for-sale at December 31, 2018 and 2017 are as follows:

Available-for-sale

December 31, 2018

		Gross	Gross	Estimated
	Amortized	Unrealized	Unrealized	Fair
(dollars in thousands)	Cost	Gains	Losses	Value
Corporates:
Due after five years through ten years	$1,700	$11	$11	$1,700
	1,700	11	11	1,700
States and political subdivisions:
Due after five years through ten years	1,715	3	3	1,715
Due after ten years	1,612	—	5	1,607
	3,327	3	8	3,322
Small Business Administration:
Due after ten years	1,528	—	42	1,486
Residential mortgage-backed debt securities	15,011	35	382	14,664
Total debt securities	21,566	49	443	21,172
Marketable equity securities	386	—	—	386
	$21,952	$49	$443	$21,558

December 31, 2017

		Gross	Gross	Estimated
	Amortized	Unrealized	Unrealized	Fair
(dollars in thousands)	Cost	Gains	Losses	Value
Corporates:
Due after five years through ten years	$1,700	$25	$6	$1,719
	1,700	25	6	1,719
States and political subdivisions:
Due after five years through ten years	1,186	6	1	1,191
Due after ten years	2,155	13	3	2,165
	3,341	19	4	3,356
Small Business Administration:
Due after ten years	1,798	—	45	1,753
Residential mortgage-backed debt securities	16,847	24	205	16,666
Total debt securities	23,686	68	260	23,494
Marketable equity securities	1,251	—	—	1,251
	$24,937	$68	$260	$24,745

Information pertaining to securities with gross unrealized losses, aggregated by investment category and length of time that individual securities have been in a continuous loss position, are as follows:

December 31, 2018	Continuous unrealized losses existing for less than 12 months		Continuous unrealized losses existing for 12 months and greater		Total
(dollars in thousands)	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
Corporates	$1,000	$11	$—	$—	$1,000	$11
States and political subdivisions	—	—	1,184	7	1,184	7
Small Business Administration	—	—	1,487	42	1,487	42
Residential mortgage-backed debt securities	1,448	13	11,501	370	12,949	383
Total temporarily impaired securities	$2,448	$24	$14,172	$419	$16,620	$443

December 31, 2017	Continuous unrealized losses existing for less than 12 months		Continuous unrealized losses existing for 12 months and greater		Total
(dollars in thousands)	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
Corporates	$694	$6	$—	$—	$694	$6
States and political subdivisions	1,198	4	—	—	1,198	4
Small Business Administration	—	—	1,753	45	1,753	45
Residential mortgage-backed debt securities	8,911	71	5,451	134	14,362	205
Total temporarily impaired securities	$10,803	$81	$7,204	$179	$18,007	$260

The bonds in an unrealized loss position at December 31, 2018 were temporarily impaired due to the current interest rate environment and not increased credit risk.  In estimating other-than-temporary impairment losses, the Company considers, among other things, (i) the length of time and the extent to which the fair value has been less than cost, (ii) the financial condition and near term prospects of the issuer, (iii) that the Company does not intend to sell these securities and (iv) it is more likely than not that the Company will not be required to sell before a period of time sufficient to allow for any anticipated recovery in fair value.  All of the states and political subdivisions securities owned by the Company are payable at par at maturity, while the remaining Small Business Administration and residential mortgage-backed debt securities are amortizing securities.

The following table shows the temporarily impaired securities as of December 31, 2018.  The ratings are from either Standard and Poor’s or Moody’s.

December 31, 2018
(dollars in thousands)	# of securities	Ratings	Book value
Small Business Administration	2	N/A	$1,487
Federal Home Mortgage Corporation	6	N/A	5,532
Federal National Mortgage Corporation	4	N/A	2,760
Government National Mortgage Corporation	2	N/A	2,151
Corporates	2	N/A	1,700
States and political subdivisions	2	AA+	511
States and political subdivisions	1	Aa3	456
States and political subdivisions	1	A	728
Total			$15,325

Included in the investment portfolio at December 31, 2018 and 2017 are securities carried at $11.5 million and $9.25 million, respectively, which are pledged for public fund deposits, to secure repurchase agreements and for other purposes as required and permitted by law.

In 2018, gross gains of $3 thousand were realized from sales of investment securities available-for-sale with proceeds of $554 thousand, while in 2017 gross gains of $416 thousand were realized from sales of investment securities available-for-sale with proceeds of $1.79 million.  In 2018, gross losses of $12 thousand were realized from sales of investment securities available-for-sale with proceeds of $304 thousand, while in 2017 there were no losses recognized on sale of investment securities available-for-sale.

Restricted Stock

The following table shows the amounts of restricted stock as of December 31, 2018 and 2017:

(dollars in thousands)	2018	2017
Federal Home Loan Bank of Atlanta	$1,214	$1,602
Federal Reserve Bank	661	661
Atlantic Community Bankers Bank	64	64
Community Bankers Bank	40	40
	$1,979	$2,367

Note 4.  Loans and Allowance for Loan Losses:

Loans consist of the following at December 31, 2018 and 2017:

(dollars in thousands)	2018	2017
Real estate - construction and land development	$22,522	$25,982
Real estate - mortgage:
Commercial properties	198,889	179,976
Residential properties	66,121	64,660
Total real estate - mortgage	265,010	244,636
Commercial and industrial	50,346	49,925
Consumer	1,583	1,613
Total loans	339,461	322,156
Less allowance for loan losses	(3,426)	(3,265)
Net loans	$336,035	$318,891

The loan categories in the table above include net deferred fees and costs of $573 thousand and $462 thousand as of December 31, 2018 and 2017, respectively.

At December 31, 2018 and 2017 the Company has $71.56 million and $71.34 million of commercial real estate and residential real estate mortgage loans pledged as collateral for certain borrowings.

The Company’s goal is to mitigate risks from an unforeseen threat to the loan portfolio as a result of an economic downturn or other negative influences.  Plans that aid in mitigating these potential risks in managing the loan portfolio include: enforcing loan policies and procedures, evaluating the borrower’s business plan through the loan term, identifying and monitoring primary and alternative sources of repayment, and obtaining adequate collateral to mitigate loss in the event of liquidation.  Specific reserves are established based upon credit and/or collateral risks on an individual loan basis.  A risk rating system is used to estimate potential loss exposure and to provide a measuring system for setting general and specific reserve allocations.

As of December 31, 2018, the real estate loan portfolio constituted 85% of the total loan portfolio.  This can be broken down further into the following categories: 7% construction and land development, 59% commercial real estate and 19% residential real estate loans, as a percent of total loans.  The commercial real estate and construction and land development can be further broken down to 37% of owner occupied properties and 29% of non-owner occupied properties, as a percent of total loans.

The Company’s construction and land development loans are secured by real property where the loan funds will be used to acquire land and to construct or improve appropriately zoned real property for the creation of income producing or owner occupied commercial properties.  Borrowers are generally required to put equity into the project at levels determined by the loan committee and usually are underwritten with a maximum term of 24 months.

Commercial real estate loans are secured by improved real property which is generating income in the normal course of business.  Debt service coverage, assuming stabilized occupancy, must be satisfied to support a permanent loan.  The debt service coverage ratio is ordinarily at 1.40 to 1.00.  These loans are generally underwritten with a term not greater than 10 years or the remaining useful life of the property, whichever is lower.  The preferred term is between 5 to 7 years, with amortization to a maximum of 25 years.

Residential real estate loans are secured by the improved real property of the borrower and are usually underwritten with a term of 1 to 5 years, but may be underwritten with terms up to 30 years.

The Company also makes commercial and industrial loans for a variety of purposes, which include working capital, equipment and accounts receivable financing.  This category represents about 15% of the loan portfolio at December 31, 2018.  Loans in this category generally carry a variable interest rate.  Commercial loans meet reasonable underwriting standards, including appropriate collateral and cash flow necessary to support debt service.  Personal guarantees are generally required, but may be limited.

The following tables show the allowance for loan losses and recorded investment in loans for the years ended December 31, 2018 and 2017:

2018	Construction and Land Development	Commercial Real Estate	Residential Real Estate	Commercial and Industrial	Consumer	Total
(dollars in thousands)
Allowance for loan losses:
Beginning balance	$201	$1,742	$411	$897	$14	$3,265
Charge-offs	—	—	(92)	(28)	—	(120)
Recoveries	21	32	130	540	—	723
Provisions	(29)	446	10	(871)	2	(442)
Ending balance	$193	$2,220	$459	$538	$16	$3,426
Ending balance: individually evaluated for impairment	$—	$39	$3	$48	$5	$95
Ending balance: collectively evaluated for impairment	$193	$2,181	$456	$490	$11	$3,331

Loans:
Ending balance	$22,522	$198,889	$66,121	$50,346	$1,583	$339,461
Ending balance: individually evaluated for impairment	$—	$2,036	$549	$872	$30	$3,487
Ending balance: collectively evaluated for impairment	$22,522	$196,853	$65,572	$49,474	$1,553	$335,974

2017	Construction and Land Development	Commercial Real Estate	Residential Real Estate	Commercial and Industrial	Consumer	Total
(dollars in thousands)
Allowance for loan losses:
Beginning balance	$186	$1,526	$351	$1,669	$12	$3,744
Charge-offs	(7)	(79)	(70)	(1,210)	(3)	(1,369)
Recoveries	49	4	15	177	—	245
Provisions	(27)	291	115	261	5	645
Ending balance	$201	$1,742	$411	$897	$14	$3,265
Ending balance: individually evaluated for impairment	$—	$—	$3	$38	$4	$45
Ending balance: collectively evaluated for impairment	$201	$1,742	$408	$859	$10	$3,220

Loans:
Ending balance	$25,982	$179,976	$64,660	$49,925	$1,613	$322,156
Ending balance: individually evaluated for impairment	$—	$972	$726	$2,736	$35	$4,469
Ending balance: collectively evaluated for impairment	$25,982	$179,004	$63,934	$47,189	$1,578	$317,687

Credit quality indicators as of December 31, 2018 and 2017 are as follows:

Internally assigned grade:

Pass — loans in this category have strong asset quality and liquidity along with a multi-year track record of profitability.

Special mention — loans in this category are currently protected but are potentially weak. The credit risk may be relatively minor, yet constitute an increased risk in light of the circumstances surrounding a specific loan.

Substandard — loans in this category show signs of continuing negative financial trends and unprofitability at various times,  and  therefore, are inadequately protected by the current sound worth and paying capacity of the obligor or of the collateral pledged, if any.

Doubtful — loans in this category are illiquid and highly leveraged, have negative net worth, cash flow, and a continuing trend of serious losses.  The possibility of loss is extremely high, but because of certain important and reasonably specific pending factors which may work to the advantage and strengthening of the asset, its classification as loss is deferred until its more exact status may be determined.

Loss - loans in this category are considered uncollectible and of such little value that their continuance as bankable loans is not warranted.  This classification does not mean that the loan has no recovery value, but that it is not practical to defer writing it off, even though partial recovery may be achieved in the future.  Such credits should be recommended for charge-off.

The information for each of the credit quality indicators is updated on a quarterly basis in conjunction with the determination of the adequacy of the allowance for loan losses.

Commercial credit exposure - Credit risk profile by internally assigned grade:

December 31, 2018	Construction and Land Development	Commercial Real Estate	Commercial and Industrial
(dollars in thousands)
Pass	$22,427	$189,655	$47,359
Special mention	95	4,641	1,867
Substandard	—	4,593	1,120
Total	$22,522	$198,889	$50,346

December 31, 2017	Construction and Land Development	Commercial Real Estate	Commercial and Industrial
(dollars in thousands)
Pass	$25,982	$173,392	$44,728
Special mention	—	4,063	2,235
Substandard	—	2,521	2,962
Total	$25,982	$179,976	$49,925

Consumer credit exposure - Credit risk profile by internally assigned grade:

December 31, 2018	Residential Real Estate	Consumer
(dollars in thousands)
Pass	$64,500	$1,553
Special mention	820	15
Substandard	801	15
Total	$66,121	$1,583

December 31, 2017	Residential Real Estate	Consumer
(dollars in thousands)
Pass	$62,398	$1,574
Special mention	1,250	20
Substandard	1,012	19
Total	$64,660	$1,613

Information on impaired loans for the years ended December 31, 2018 and 2017 are as follows:

2018	Recorded Investment	Unpaid Principal Balance	Related Allowance	Average Recorded Investment	Interest Income Recognized
(dollars in thousands)
With no related allowance recorded:
Construction and land development	$—	$—	$—	$—	$—
Commercial real estate	1,966	1,966	—	1,469	82
Residential real estate	511	511	—	594	27
Commercial and industrial	822	822	—	1,200	62
Consumer	—	—	—	—	—
Total	$3,299	$3,299	$—	$3,263	$171
With an allowance recorded:
Construction and land development	$—	$—	$—	$—	$—
Commercial real estate	70	70	39	35	3
Residential real estate	38	38	3	44	3
Commercial and industrial	50	50	48	605	3
Consumer	30	30	5	33	2
Total	$188	$188	$95	$717	$11
Total
Construction and land development	$—	$—	$—	$—	$—
Commercial real estate	2,036	2,036	39	1,504	85
Residential real estate	549	549	3	638	30
Commercial and industrial	872	872	48	1,805	65
Consumer	30	30	5	33	2
Grand Total	$3,487	$3,487	$95	$3,980	$182

2017	Recorded Investment	Unpaid Principal Balance	Related Allowance	Average Recorded Investment	Interest Income Recognized
(dollars in thousands)
With no related allowance recorded:
Construction and land development	$—	$—	$—	$18	$—
Commercial real estate	972	972	—	1,316	14
Residential real estate	676	676	—	1,023	16
Commercial and industrial	1,577	1,577	—	2,527	—
Consumer	—	—	—	6	—
Total	$3,225	$3,225	$—	$4,890	$30
With an allowance recorded:
Construction and land development	$—	$—	$—	$—	$—
Commercial real estate	—	—	—	328	—
Residential real estate	50	50	3	48	3
Commercial and industrial	1,159	1,159	38	1,533	—
Consumer	35	35	4	29	2
Total	$1,244	$1,244	$45	$1,938	$5
Total
Construction and land development	$—	$—	$—	$18	$—
Commercial real estate	972	972	—	1,644	14
Residential real estate	726	726	3	1,071	19
Commercial and industrial	2,736	2,736	38	4,060	—
Consumer	35	35	4	35	2
Grand Total	$4,469	$4,469	$45	$6,828	$35

Age analysis tables of past due loans as of December 31, 2018 and 2017 are as follows:

December 31, 2018	30-59 Days Past Due	60-89 Days Past Due	Greater than 90 Days	Total Past Due	Current	Total	Greater than 90 Days and Still Accruing
(dollars in thousands)
Construction and land development	$—	$—	$—	$—	$22,522	$22,522	$—
Commercial real estate	2,089	—	—	2,089	196,800	198,889	—
Residential real estate	148	124	—	272	65,849	66,121	—
Commercial and industrial	262	—	—	262	50,084	50,346	—
Consumer	—	—	—	—	1,583	1,583	—
Total	$2,499	$124	$—	$2,623	$336,838	$339,461	$—

December 31, 2017	30-59 Days Past Due	60-89 Days Past Due	Greater than 90 Days	Total Past Due	Current	Total	Greater than 90 Days and Still Accruing
(dollars in thousands)
Construction and land development	$—	$—	$—	$—	$25,982	$25,982	$—
Commercial real estate	328	—	—	328	179,648	179,976	—
Residential real estate	86	72	—	158	64,502	64,660	—
Commercial and industrial	—	—	1,371	1,371	48,554	49,925	—
Consumer	—	—	—	—	1,613	1,613	—
Total	$414	$72	$1,371	$1,857	$320,299	$322,156

Information on performing and nonaccrual impaired loans as of December 31, 2018 and 2017 is as follows:

	December 31,	December 31,
(dollars in thousands)	2018	2017
Impaired performing loans:
Construction and land development	$—	$—
Commercial real estate	1,741	1
Residential real estate	—	—
Commercial and industrial	—	—
Consumer	—	—
Accruing troubled debt restructurings:
Construction and land development	—	—
Commercial real estate	295	231
Residential real estate	72	79
Commercial and industrial	872	—
Consumer	15	35
Total impaired performing loans	$2,995	$346
Impaired nonperforming loans:
Nonaccrual loans:
Construction and land development	$—	$—
Commercial real estate	—	480
Residential real estate	353	395
Commercial and industrial	—	25
Consumer	—	—
Nonaccrual troubled debt restructurings:
Construction and land development	—	—
Commercial real estate	—	260
Residential real estate	124	252
Commercial and industrial	—	2,711
Consumer	15	—
Total impaired nonperforming loans	$492	$4,123
Total impaired loans	$3,487	$4,469

Information on loans which became troubled debt restructurings during the years ended December 31, 2018 and 2017 is as follows:

2018	Number of contracts	Pre-modification outstanding recorded investment	Post-modification outstanding recorded investment
(dollars in thousands)
Troubled debt restructurings:
Commercial and industrial	1	$50	$50
Total	1	$50	$50

2017	Number of contracts	Pre-modification outstanding recorded investment	Post-modification outstanding recorded investment
(dollars in thousands)
Troubled debt restructurings:
Commercial and industrial	5	$1,371	$1,371
Total	5	$1,371	$1,371

The troubled debt restructured loan shown in the table for 2018 was modified during the year with the granting of a payment extension.  The troubled debt restructured loans shown in the table for 2017 were modified during the year with the signing of a forbearance agreement adjusting the payment amounts.

There were no loans as of December 31, 2018 that had been modified as troubled debt restructurings during the past twelve months that subsequently re-defaulted in 2018.  There were two loans in the aggregate amount of $63 thousand that had been modified as troubled debt restructurings during the past twelve months that subsequently re-defaulted in 2017.

At December 31, 2018 and 2017 there are no commitments to lend additional funds to any borrower whose loan terms have been modified in a troubled debt restructuring.

There were no foreclosed residential real estate properties in process at either December 31, 2018 or 2017.

Note 5.  Bank Premises and Equipment:

Bank premises and equipment consisted of the following at December 31, 2018 and 2017:

(dollars in thousands)	2018	2017
Land	$2,683	$2,683
Construction in process	27	—
Buildings	5,786	5,786
Furniture and equipment	3,244	3,549
Leasehold improvements	1,414	1,359
	13,154	13,377
Less accumulated depreciation and amortization	(3,874)	(3,835)
	$9,280	$9,542

Depreciation and amortization charged to operations amounted to $497 thousand in 2018 and $497 thousand in 2017.

Note 6.  Deposits:

Certificates of deposit and other time deposits issued in denominations of $250 thousand or more totaled $29.88 million and $24.53 million at December 31, 2018 and 2017, respectively, and are included in interest-bearing deposits in the consolidated balance sheet.

At December 31, 2018, the maturity distribution of certificates of deposit is as follows:

(dollars in thousands)
Maturing in:	Certificates of Deposit
2019	$46,188
2020	30,982
2021	6,217
2022	6,155
2023	5,283
$94,825

Interest on deposits for the years ended December 31, 2018 and 2017 consists of the following:

(dollars in thousands)	2018	2017
NOW accounts	$178	$75
Savings accounts	4	4
Money market accounts	312	288
Certificates of deposit $100,000 and over	773	527
Certificates of deposit under $100,000	597	356
	$1,864	$1,250

Note 7.  Borrowings:

During 2018 and 2017, the Company had no sales of securities under agreements to repurchase the same securities.

Short-term borrowings:

(dollars in thousands)	2018	2017
Total outstanding at year-end	$3,450	$4,200
Average amount outstanding during the year	$3,799	$4,192
Maximum amount outstanding at any month-end	$4,200	$4,200
Weighted-average interest rate at year-end	5.11%	4.18%
Weighted-average interest rate during the year	4.79%	3.91%

The Company’s unused lines of credit for short-term borrowings totaled $31.75 million and $30.50 million at December 31, 2018 and 2017, respectively.  These include an unsecured line of credit from an unaffiliated financial institution for Bancorp in the amount of $3.75 million and $2.50 million at December 31, 2018 and 2017, respectively, and unsecured federal funds lines of credit from unaffiliated financial institutions for the Bank in an aggregate amount of $28.00 million both at December 31, 2018 and 2017.

FHLB advances:

(dollars in thousands)	2018	2017
Total outstanding at year-end	$20,000	$29,700
Average amount outstanding during the year	$25,164	$17,554
Maximum amount outstanding at any month-end	$29,700	$29,700
Weighted-average interest rate at year-end	2.18%	1.58%
Weighted-average interest rate during the year	1.97%	1.13%

The Company has a secured line of credit with the FHLB with a total available balance of $35.3 million and $26.10 million at December 31, 2018 and 2017, respectively, which is secured by a blanket lien on its 1-4 family residential mortgage loan portfolio and certain commercial real estate loans.  The following table shows the outstanding borrowings under this credit facility at December 31, 2018 and 2017.

((dollars in thousands)		December 31,	December 31,
Maturity Date	Interest Rate	2018	2017
March 6, 2018	1.19%		$4,900
March 28, 2018	1.33%		5,000
April 30, 2018	1.31%		4,900
September 25, 2018	1.50%		4,900
December 20, 2019	2.06%		10,000
March 7, 2019	2.26%	$5,000
March 27, 2019	2.32%	5,000
December 20, 2019	2.06%	10,000
Total		$20,000	$29,700

Note 8. Trust preferred securities/junior subordinated debentures:

In December 2006, Bancorp completed the private placement of an aggregate of $6.00 million of trust preferred securities through FCBI Statutory Trust I (the “Trust”), a trust subsidiary organized under Connecticut law, of which Bancorp owns all of the common securities of $186 thousand. The principal asset of the Trust is a similar amount of Bancorp’s junior subordinated debentures. The interest rate on the junior subordinated debentures is currently adjusted quarterly to 163 basis points over three-month LIBOR.  On December 17, 2018, the most recent interest reset date; the interest rate was adjusted to 4.41819% for the period ending March 14, 2019. The junior subordinated debentures mature on December 15, 2036, and may be redeemed at par, at Bancorp’s option, on any interest payment date.  The obligations of Bancorp with respect to the Trust’s preferred securities constitute a full and unconditional guarantee by Bancorp of Trust’s obligations with respect to the trust preferred securities to the extent set forth in the related guarantee. Subject to certain exceptions and limitations, Bancorp may elect from time to time to defer interest payments on the junior subordinated debentures, resulting in a deferral of distribution payments on the related trust preferred securities.  If the Company defers interest payments on the junior subordinated debentures, or otherwise is in default of the obligations, the Company would be prohibited from making dividend payments to its shareholders.

Trust preferred securities may be included in Tier 1 capital for regulatory capital adequacy purposes as an additional Tier I capital element, without limitation.

Note 9.  Leasing Arrangements:

The Company leases branch and administrative office facilities under noncancellable operating lease arrangements whose maturity dates extend to March 2026.  These leases contain options, which enable the Company to renew the leases at fair rental value for periods of 5 to 10 years.  In addition to minimum rentals, certain leases have escalation clauses based upon various price indices and include provisions for additional payments to cover taxes, insurance and maintenance.  See Note 16 for a discussion of the terms of a lease agreement with related parties.  The total minimum rental commitment, including renewal periods, under these leases at December 31, 2018 is outlined below:

(dollars in thousands)
Years ending December 31	Total
2019	$249
2020	250
2021	169
2022	56
2023	57
Later years	134
$915

Rental expense included in occupancy and equipment expenses amounted to $141 thousand in 2018 and $122 thousand in 2017.  Rental expense is net of $101 thousand in 2018 and $149 thousand in 2017 of rental income resulting from the lease of space in the building housing the Company’s banking center located at 2 North Market Street, Frederick, Maryland, which the Company acquired in 2017.

Note 10.  Employee Benefit Plans:

401(k) profit sharing plan:

The Company has a Section 401(k) profit sharing plan (the “401(k) Plan”) covering employees meeting certain eligibility requirements as to minimum age and years of service.  Employees may make voluntary contributions to the 401(k) Plan through payroll deductions on a pre-tax basis.  The Company has the discretion to make matching contributions of 100% of the employee’s contributions up to 4% of the employee’s salary.  A participant’s account under the 401(k) Plan, together with investment earnings thereon is normally distributable, following retirement, death, disability or other termination of employment, in a single lump-sum payment.

In 2018 and 2017, the Company made matching contributions of 100% of employee contributions up to 4% of salary.  The Company expensed contributions to the 401(k) Plan in the amounts of $214 thousand in 2018 and $203 thousand in 2017.

Stock-based compensation plans:

The Company’s 2001 Stock Option Plan (“2001 Plan”) and 2011 Stock Incentive Plan (“2011 Plan”) provide that 260,000 shares and 250,000 shares, respectively, of the Company’s common stock will be reserved for the award of incentive stock options (“ISO”) and non-incentive stock options (“NQSO”) to purchase shares of common stock, and under the 2011 Plan, shares of restricted stock and restricted stock units.  At December 31, 2018, there are 189,200 shares remaining that are reserved for future grants under the 2011 Plan, but no shares remaining under the 2001 Plan.  The exercise price per share shall not be less than the fair market value of a share of common stock on the date on which an option is granted, subject to adjustments for the effects of any stock splits or stock dividends, and may be exercised not later than ten years after the grant date.

The following is a summary of transactions in the 2001 and 2011 Plans during the years ended December 31, 2018 and 2017.

	Options Issued And Outstanding	Weighted-Average Exercise Price
Balance at January 1, 2017	127,120	$12.20
Granted	—	—
Exercised	(1,200)	$11.35
Forfeited	(1,200)	$11.35
Balance at December 31, 2017	124,720	$12.22
Granted	—	—
Exercised	(48,693)	$13.05
Forfeited	(1,000)	$11.35
Balance at December 31, 2018	75,027	$11.69
Exercisable at December 31, 2018	75,027	$11.69

The Company recognizes the cost of employee services received in exchange for an award of equity investment based on the grant-date fair value of the award.  That cost will be recognized over the vesting period of the award of 30% immediately, 30% after one year and 40% after two years.  Stock-based compensation expense related to stock options for the years ended December 31, 2018 was none in 2018 and $20 thousand in 2017.  As of December 31, 2018, there was no unrecognized compensation cost related to non-vested stock options.

The Company received $634 thousand and $13 thousand from the exercise of stock options in 2018 and 2017, respectively.  The Company did not recognize any excess tax benefits from equity-based awards in 2018 or 2017.

There were no options granted in either 2018 or 2017.

The 75,027 and 124,720 options outstanding as of December 31, 2018 and 2017, respectively, have an aggregate intrinsic value, which is the amount that the market value of the underlying stock exceeds the exercise price of the option, of $1.15 million and $1.71 million, respectively.  The aggregate intrinsic value of the options exercised in 2018 and 2017 amounted to $744 thousand and $14 thousand, respectively.

At December 31, 2018 and 2017, the 75,027 and 124,720 options issued and outstanding, respectively, had exercise prices and weighted-average remaining contractual lives as follows:

December 31,	2018	2017
Exercisable options:
Options outstanding	75,027	123,920
Weighted-average exercise price	$11.69	$12.15
Weighted-average remaining contractual life (months)	27	41
Unexercisable options:
Options outstanding	—	800
Weighted-average exercise price	—	$23.00
Weighted-average remaining contractual life (months)	—	99

Note 11.  Income Taxes:

Significant components of the Company’s deferred tax assets and liabilities at December 31, 2018 and 2017 were as follows:

(dollars in thousands)	2018	2017
Deferred tax assets:
Allowance for loan losses	$628	$741
Stock-based compensation	38	45
Nonaccrual interest	63	204
Deferred rent	21	26
Other	56	52
Total deferred tax assets	806	1,068
Deferred tax liabilities:
Unrealized gain on securities available for sale	(11)	(144)
Depreciation	(348)	(321)
Total deferred tax liabilities	(359)	(465)
Net deferred tax assets	$447	$603

A reconciliation of the statutory income tax to the provision for income taxes included in the consolidated statements of income for the years ended December 31, 2018 and 2017 is as follows:

(dollars in thousands)	2018	2017
Income before income tax	$4,002	$3,492
Tax rate	21%	34%
Income tax at statutory rate	840	1,187
Increases (decreases) in tax resulting from:
Deferred tax adjustment for new corporate federal tax rate	—	231
Tax exempt interest income	(56)	(97)
Bank owned life insurance income	(47)	(72)
State income taxes, net of federal income tax benefit	282	173
Stock-based compensation	—	2
Other	22	18
Provision for income taxes	$1,041	$1,442

Significant components of the provision for income taxes for the years ended December 31, 2018 and 2017 are as follows:

(dollars in thousands)	2018	2017
Taxes currently payable:
Federal	$494	$914
State	258	234
	752	1,148
Deferred tax (benefit) expense:
Federal	208	306
State	81	(12)
	289	294
Total	$1,041	$1,442

Note 12.  Noninterest Expenses:

Noninterest expenses included in the consolidated statements of income for the years ended December 31, 2018 and 2017 include the following:

(dollars in thousands)	2018	2017
Salaries	$6,124	$5,684
Stock-based compensation	—	(20)
Bonus	84	34
Deferred personnel costs	(285)	(281)
Payroll taxes	439	418
Employee insurance	505	492
Other employee benefits	252	245
Depreciation and amortization	496	497
Rent	143	122
Utilities	236	241
Repairs and maintenance	551	514
ATM expenses	166	121
Other occupancy and equipment expenses	249	224
Postage and supplies	89	82
Data processing	771	682
Advertising and promotion	477	566
FDIC insurance	174	228
Legal	144	31
Insurance	86	79
Consulting	69	100
Courier	18	18
Audit fees	246	188
Other	1,244	786
Total	$12,278	$11,051

Note 13.  Shareholders’ Equity:

Restrictions on dividends:

The amount of dividends that the Bank can pay to Bancorp without approval from the Federal Reserve Board is limited to its net profits for the current year plus its retained net profits for the preceding two years.  Under Maryland law, dividends may be paid without approval from the Department of Financial Regulation only out of undivided profits.  At December 31, 2018, the Bank was limited from paying dividends to Bancorp in excess of $5.36 million, and by the requirement to meet certain capital ratios.  The Bank paid approximately $580 thousand and $470 thousand in dividends to Bancorp during 2018 and 2017, respectively.

Under Maryland law, Bancorp may pay dividends only out of retained earnings. State and federal bank regulatory agencies have authority to prohibit a bank from paying dividends if such payment is deemed to be an unsafe or unsound practice, and the Federal Reserve Board has the same authority over bank holding companies.

The Federal Reserve Board has established guidelines with respect to the maintenance of appropriate levels of capital by registered bank holding companies.  Compliance with such standards, as presently in effect, or as they may be amended from time to time, could possibly limit the amount of dividends that the Company may pay in the future.  In 1985, the Federal Reserve Board issued a policy statement on the payment of cash dividends by bank holding companies.  In the statement, the Federal Reserve Board expressed its view that a holding company experiencing earnings weaknesses should not pay cash dividends exceeding its net income, or which could only be funded in ways that weaken the holding company’s financial health, such as by borrowing.

Restrictions on lending from subsidiary to parent:

Federal law imposes certain restrictions limiting the ability of the Bank to transfer funds to Bancorp in the forms of loans or advances.  Section 23A of the Federal Reserve Act prohibits the Bank from making loans or advances to Bancorp in excess of 10 percent of its capital stock and surplus, as defined therein.  There were no loans or advances outstanding at December 31, 2018 and 2017.

Capital:

The Bank is subject to various regulatory capital requirements administered by the federal banking agencies.  Failure to meet minimum capital requirements can initiate certain mandatory - and possibly additional discretionary - actions by regulators that, if undertaken, could have a direct material effect on the Company’s financial statements.  Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank’s assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices.  The Bank’s capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.  Prompt corrective action provisions are not applicable to bank holding companies. At December 31, 2018, the Company was subject to the Federal Reserve’s Small Bank Holding Company Policy.  Under the Basel III Capital Rules, bank holding companies with assets of less than $3 billion are not subject to the regulatory capital requirements on a consolidated basis, where the company is not engaged, directly or indirectly, in significant nonbanking activities; does not conduct, directly or indirectly, significant off-balance sheet activities; and does not have a significant amount of debt or equity securities registered with the SEC.

Quantitative measures established by regulation to ensure capital adequacy require the Company and the Bank to maintain minimum amounts and ratios of common equity, total and Tier 1 capital (as defined in the regulations) to risk-weighted assets (as defined), and Tier 1 capital (as defined) to average assets (as defined).  Management believes that the Company and the Bank met all capital adequacy requirements to which they are subject as of December 31, 2018 and 2017.

As of December 31, 2018, the most recent notification from the regulatory agencies categorized the Bank as well capitalized under the regulatory framework for prompt corrective action.  To be categorized as well capitalized the Bank must maintain minimum common equity risk-based, total risk-based, Tier 1 risk-based, and Tier 1 leverage ratios as set forth in the table.  There are no conditions or events since that notification which management believes have changed the Bank’s category.

The Company’s and the Bank’s actual capital amounts and ratios at December 31, 2018 and 2017 are presented in the following tables:

December 31, 2018	Actual		For Capital Adequacy Purposes		Minimum To Be Well Capitalized Under Prompt Corrective Action Provisions
(dollars in thousands)	Amount	Ratio	Amount	Ratio	Amount	Ratio
Common Equity Tier 1 Capital
(to Risk-Weighted Assets):
Company	$35,840	9.44%	N/A	N/A	N/A	N/A
Bank	$44,070	11.63%	$17,059	4.50%	$24,641	6.50%
Total Capital
(to Risk-Weighted Assets):
Company	$45,266	11.93%	N/A	N/A	N/A	N/A
Bank	$47,496	12.53%	$30,327	8.00%	$37,909	10.00%
Tier 1 Capital
(to Risk-Weighted Assets):
Company	$41,840	11.02%	N/A	N/A	N/A	N/A
Bank	$44,070	11.63%	$22,746	6.00%	$30,327	8.00%
Tier 1 Capital
(to Average Assets):
Company	$41,840	9.83%	N/A	N/A	N/A	N/A
Bank	$44,070	10.37%	$17,003	4.00%	$21,253	5.00%

December 31, 2017	Actual		For Capital Adequacy Purposes		Minimum To Be Well Capitalized Under Prompt Corrective Action Provisions
(dollars in thousands)	Amount	Ratio	Amount	Ratio	Amount	Ratio
Common Equity Tier 1 Capital
(to Risk-Weighted Assets):
Company	$32,241	8.72%	N/A	N/A	N/A	N/A
Bank	$41,244	11.19%	$16,585	4.50%	$23,957	6.50%
Total Capital
(to Risk-Weighted Assets):
Company	$41,506	11.23%	N/A	N/A	N/A	N/A
Bank	$44,509	12.08%	$29,485	8.00%	$36,856	10.00%
Tier 1 Capital
(to Risk-Weighted Assets):
Company	$38,241	10.35%	N/A	N/A	N/A	N/A
Bank	$41,244	11.19%	$22,114	6.00%	$29,485	8.00%
Tier 1 Capital
(to Average Assets):
Company	$38,241	9.65%	N/A	N/A	N/A	N/A
Bank	$41,244	10.45%	$15,782	4.00%	$19,728	5.00%

Note 14.  Fair Value Measurements:

ASC Topic 825 Financial Instruments permits entities to measure many financial instruments and certain other items at fair value.  The objective is to improve financial reporting by providing entities with the opportunity to mitigate volatility in reported earnings caused by measuring related assets and liabilities differently without having to apply complex hedge accounting provisions.  The election to use the fair value option is available when an entity first recognizes a financial asset or financial liability or upon entering into a Company commitment.  Subsequent changes must be recorded in earnings.

ASC Topic 820 Fair Value Measurements and Disclosures clarifies that fair value is an exit price, representing the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants.  Under this guidance, fair value measurements are not adjusted for transaction costs.  This guidance establishes a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value.  The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements).  The three levels of the fair value hierarchy under this guidance are described below.

Level 1

Valuations for assets and liabilities traded in active exchange markets.  Valuations are obtained from readily available pricing sources for market transactions involving identical assets or liabilities.

Level 2

Valuations for assets and liabilities traded in less active dealer or broker markets.  Valuations are obtained from third party pricing services for identical or comparable assets or liabilities which use observable inputs other than Level 1 prices, such as quoted prices for similar assets or liabilities; quoted prices in active markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

Level 3	Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities.

A financial instrument’s level within the fair value hierarchy is based on the lowest level of input that is significant to the fair value measurement.

The types of instruments valued based on quoted market prices in active markets include most U.S. government and agency securities, liquid mortgage products, active listed equities and most money market securities.  Such instruments are generally classified within Level 1 or Level 2 of the fair value hierarchy.  As required by this guidance, the Company does not adjust the quoted price for such instruments.

The types of instruments valued based on quoted prices in markets that are not active, broker or dealer quotations, or alternative pricing sources with reasonable levels of price transparency include most investment-grade and high-yield corporate bonds, less liquid mortgage products, less liquid equities, state, municipal and provincial obligations, and certain physical commodities.  Such instruments are generally classified within Level 2 of the fair value hierarchy.

Level 3 is for positions that are not traded in active markets or are subject to transfer restrictions, valuations are adjusted to reflect illiquidity and/or non-transferability, and such adjustments are generally based on available market evidence.  In the absence of such evidence, management’s best estimate is used.

Impaired loans are evaluated and valued at the time the loan is identified as impaired, using the present value of expected cash flows, the loan’s observable market price or the fair value of the collateral (less cost to sell) if the loans are collateral dependent.  Market value is measured based on the value of the collateral securing these loans and is classified at a Level 3 in the fair value hierarchy.  Collateral may be real estate and/or business assets including equipment, inventory and/or accounts receivable.  The value of real estate collateral is determined based on appraisal by qualified licensed appraisers hired by the Company.  The value of business equipment, inventory and accounts receivable collateral is based on the net book value on the business’ financial statements and, if necessary, discounted based on management’s review and analysis.  Discounts applied to appraisals have been in the range of 0% to 50%.  Impaired loans are reviewed and evaluated on at least a quarterly basis for additional impairment and adjusted accordingly, based on the same factors identified above.

Foreclosed properties are adjusted to fair value upon transfer of the loans to foreclosed properties.  Subsequently, foreclosed properties are carried at the lower of carrying value or fair value.  The estimated fair value for foreclosed properties included in Level 3 is determined by independent market based appraisals and other available market information.  Discounts applied to appraisals have predominantly been in the range of 0% to 50%; however, in certain cases have ranged up to 75%, which include estimated costs to sell or other reductions based on market expectations or an executed sales contract.  If fair value of the collateral deteriorates subsequent to initial recognition, the Company records the foreclosed properties as a nonrecurring Level 3 adjustment.  Valuation techniques are consistent with those techniques applied in prior periods.

The following tables set forth the Company’s financial assets and liabilities that were accounted for or disclosed at fair value on a recurring basis as of December 31, 2018 and 2017.

			Significant
	Carrying		Other	Significant
	Value	Quoted	Observable	Unobservable
	(Fair	Prices	Inputs	Inputs
December 31, 2018	Value)	(Level 1)	(Level 2)	(Level 3)
(dollars in thousands)
Securities available for sale:
Corporates	$1,700	$—	$1,700	$—
States and political subdivisions	3,322	—	3,322	—
Small Business Administration	1,486	—	1,486	—
Residential mortgage-backed debt	14,664	—	14,664	—
Total debt securities	21,172	—	21,172	—
Marketable equity securities	386	386	—	—
Total	$21,558	$386	$21,172	$—

			Significant
	Carrying		Other	Significant
	Value	Quoted	Observable	Unobservable
	(Fair	Prices	Inputs	Inputs
December 31, 2017	Value)	(Level 1)	(Level 2)	(Level 3)
(dollars in thousands)
Securities available for sale:
Corporates	$1,719	$—	$1,719	$—
States and political subdivisions	3,356	—	3,356	—
Small Business Administration	1,753	—	1,753	—
Residential mortgage-backed debt	16,666	—	16,666	—
Total debt securities	23,494	—	23,494	—
Marketable equity securities	1,251	1,240	11	—
Total	$24,745	$1,240	$23,505	$—

The following tables set forth the Company’s financial assets and liabilities that were accounted for or disclosed at fair value on a nonrecurring basis as of December 31, 2018 and 2017.

			Significant
	Carrying		Other	Significant
	Value	Quoted	Observable	Unobservable
	(Fair	Prices	Inputs	Inputs
December 31, 2018	Value)	(Level 1)	(Level 2)	(Level 3)
(dollars in thousands)
Impaired loans:
Construction and land development	$—	$—	$—	$—
Commercial real estate	1,997	—	—	1,997
Residential real estate	546	—	—	546
Commercial and industrial	824	—	—	824
Consumer	25	—	—	25
Total impaired loans	$3,392	$—	$—	$3,392
Foreclosed properties:
Commercial real estate	$360	$—	$—	$360
Total foreclosed properties	$360	$—	$—	$360

			Significant
	Carrying		Other	Significant
	Value	Quoted	Observable	Unobservable
	(Fair	Prices	Inputs	Inputs
December 31, 2017	Value)	(Level 1)	(Level 2)	(Level 3)
(dollars in thousands)
Impaired loans:
Construction and land development	$—	$—	$—	$—
Commercial real estate	972	—	—	972
Residential real estate	723	—	—	723
Commercial and industrial	2,698	—	—	2,698
Consumer	31	—	—	31
Total impaired loans	$4,424	$—	$—	$4,424
Foreclosed properties:
Commercial real estate	$1,264	$—	$—	$1,264
Total foreclosed properties	$1,264	$—	$—	$1,264

Note 15.  Fair Value of Financial Instruments:

In accordance with the disclosure requirements of ASC Topic 825 Financial Instruments, the estimated fair values of the Company’s financial instruments are as follows:

			Fair Value Measurements
(dollars in thousands)	Carrying		Quoted Prices	Significant Other Observable Inputs	Significant Unobservable
December 31, 2018	Amount	Fair Value	(Level 1)	(Level 2)	Inputs (Level 3)
FINANCIAL ASSETS
Cash and cash equivalents	$36,125	$36,125	$36,125	$—	$—
Investment securities available for sale	21,558	21,558	386	21,172	—
Restricted stock	1,979	1,979	—	1,979	—
Net loans(1)	336,035	334,149	—	—	334,149

FINANCIAL LIABILITIES
Deposits	$352,373	$350,952	$—	$—	$35,0952
Short-term borrowings	3,450	3,449	—	—	3,449
FHLB advances	20,000	19,994	—	—	19,994
Junior subordinated debentures	6,186	6,141	—	—	6,141

December 31, 2017
FINANCIAL ASSETS
Cash and cash equivalents	$37,359	$37,359	$37,359	$—	$—
Investment securities available for sale	24,745	24,745	—	24,745	—
Restricted stock	2,367	2,367	—	2,367	—
Net loans(1)	318,891	321,334	—	—	321,334

FINANCIAL LIABILITIES
Deposits	$332,005	$329,866	$—	$—	$329,866
Short-term borrowings	4,200	4,200	—	—	4,200
FHLB advances	29,700	29,695	—	—	29,695
Junior subordinated debentures	6,186	6,133	—	—	6,133

(1)         Carrying amount is net of unearned income and allowance for loan losses.  In accordance with the prospective adoption of ASU No. 2016-01, the fair value of loans as of December 31, 2018 was measured using an exit price notion.  The fair value of loans as of December 31, 2017 was measured using an entry price notion.

Note 16.  Transactions with Related Parties:

Loans:

In the normal course of banking business, loans are made to officers and directors of the Company, as well as to their affiliates. Such loans are made in the ordinary course of business with substantially the same terms (including interest rates and collateral) as those prevailing at the time for comparable transactions with other persons.  They do not involve more than normal risk of collectability or present other unfavorable features.  An analysis of the activity during 2018 and 2017 is as follows:

(dollars in thousands)
Balance, December 31, 2016	$4,224
New loans	5,525
Repayments	(847)
Balance, December 31, 2017	$8,902
New loans	2,268
Repayments	(1,043)
Balance, December 31, 2018	$10,127

Deposits:

The deposits from officers and directors of the Company totaled $2.84 million and $3.33 million at December 31, 2018 and 2017, respectively.

Lease agreement:

The Company entered into a lease in July 2011 for approximately 10,521 square feet of office space owned by a limited liability company of which one director and two former directors are members.  The lease term commenced on July 11, 2011 and expired on July 10, 2016 where the lease was subsequently renewed until July 10, 2021.  In September 2014, the lease was amended to approximately 11,367 square feet.  Under this lease, monthly payments for the period January 1, 2017 through December 31, 2018 are $16,387.  The total payments are $196,644 for both 2018 and 2017.

Note 17.  Commitments and Contingencies:

Financial instruments:

In the normal course of business, there are outstanding commitments, contingent liabilities and other financial instruments that are not reflected in the accompanying consolidated financial statements. These include commitments to extend credit and standby letters of credit, which are some of the instruments used by the Company to meet the financing needs of its customers. These instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amounts recognized in the balance sheet.

The Company’s exposure to credit loss in the event of nonperformance by the other parties to the financial instrument for these commitments is represented by the contractual amounts of those instruments.  The Company uses the same credit policies in making commitments as it does for on-balance sheet instruments.  These commitments as of December 31, 2018 and 2017 were as follows:

	2018	2017
	Contractual	Contractual
(dollars in thousands)	Amount	Amount
Financial instruments whose notional or contract
amounts represent credit risk:
Commitments to extend credit	$80,711	$64,444
Standby letters of credit	8,014	8,563
Total	$88,725	$73,007

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Certain commitments have fixed expiration dates, or other termination clauses, and may require payment of a fee. Many of the commitments are expected to expire without being drawn upon; accordingly, the total commitment amounts do not necessarily represent future cash requirements. The Company evaluates each customer’s creditworthiness on a case-by-case basis. The amount of collateral or other security obtained, if deemed necessary by the Company upon extension of credit, is based on management’s credit evaluation. Collateral held varies but may include deposits held in financial institutions; U.S. Treasury securities; other marketable securities; accounts receivable; inventory; property and equipment; personal residences; income-producing commercial properties and land under development. Personal guarantees are also obtained to provide added security for certain commitments.

Standby letters of credit are conditional commitments issued by the Company to guarantee the performance of a customer to a third party. Those guarantees are primarily issued to guarantee the installation of real property improvements and similar transactions. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. The Company holds collateral and obtains personal guarantees supporting those commitments for which collateral or other security is deemed necessary.

Note 18.  Components of Other Comprehensive Income:

The following table presents the components of other comprehensive income (loss) for the years ended December 31, 2018 and 2017.

	Years Ended December 31,
	2018			2017
(dollars in thousands)	Before Tax	Tax Effect	Net of Tax	Before Tax	Tax Effect	Net of Tax
Changes in net unrealized (losses) gains on securities available-for- sale	$(209)	$(58)	$(151)	$191	$76	$115
Reclassification adjustment for gains realized	9	3	6	(416)	(165)	(251)
Other comprehensive (loss) income	$(200)	$(55)	$(145)	$(225)	$(89)	$(136)

The following table presents the changes in each component of accumulated other comprehensive income, net of tax, for the years ended December 31, 2018 and 2017.

(dollars in thousands)	Securities Available for Sale	Accumulated Other Comprehensive Income (Loss)
Balance at January 1, 2017	$453	$453
Reclassification of remaining tax effects on deferred tax assets on securities available for sale	63	63
Other comprehensive income before reclassifications	115	115
Amounts reclassified from accumulated other comprehensive income(1)	(251)	(251)
Balance at December 31, 2017	380	380
Cumulative change in accounting principle	(520)	(520)
Other comprehensive (loss) income before reclassifications	(151)	(151)
Amounts reclassified from accumulated other comprehensive income(1)	6	6
Balance at December 31, 2018	$(285)	$(285)

(1)   Included in securities gains on consolidated statements of income

Note 19.  Revenue Recognition:

Service Charges on Deposit Accounts

Service charges on deposit accounts consist of account analysis fees, monthly service fees, check orders, and other deposit account related fees. The Company’s performance obligation for account analysis fees and monthly service fees is generally satisfied, and the related revenue recognized, over the period in which the service is provided. Check orders and other deposit account related fees are largely transactional based, and therefore, the Company’s performance obligation is satisfied, and related revenue recognized, at a point in time. Payment for service charges on deposit accounts is primarily received immediately or in the following month through a direct charge to customers’ accounts.

Other Operating Income

Other operating income is primarily comprised of debit and credit card income, ATM fees, merchant services income, revenue streams such as safety deposit box rental fees, and other miscellaneous service charges. Debit and credit card income is primarily comprised of interchange fees earned whenever the Company’s debit and credit cards are processed through card payment networks such as Visa. ATM fees are primarily generated when a Company’s cardholder uses a non-Bank ATM or a non-Bank cardholder uses a Bank ATM. Merchant services income mainly represents fees charged to merchants to process their debit and credit card transactions, in addition to account management fees. Safe deposit box rental fees are charged to the customer on an annual basis and recognized upon receipt of payment. The Company determined that since rentals and renewals occur fairly consistently over time, revenue is recognized on a basis consistent with the duration of the performance obligation. Other service charges include revenue from processing wire transfers, bill pay service, cashier’s checks, and other services. The Company’s performance obligation for fees, and other service charges are largely satisfied, and related revenue recognized, when the services are rendered or upon completion. Payment is typically received immediately or in the following month.

The following table presents noninterest income, segregated by revenue streams in scope and out of scope of Topic 606, for years ended December 31, 2018 and 2017.

(dollars in thousands)	2018	2017
Noninterest income
Service charges on deposit accounts	$413	$380
Fees and other service charges	558	442
Other	14	14
Noninterest income in scope of Topic 606	985	836
Noninterest income out of scope of Topic 606	601	1,032
Total noninterest income	$1,586	$1,868

Contract Balances

A contract asset balance occurs when an entity performs a service for a customer before the customer pays consideration (resulting in a contract receivable) or before payment is due (resulting in a contract asset). A contract liability balance is an entity’s obligation to transfer a service to a customer for which the entity has already received payment (or payment is due) from the customer. The Company’s noninterest revenue streams are largely based on transactional activity, or standard month-end revenue accruals. Consideration is often received immediately or shortly after the Company satisfies its performance obligation and revenue is recognized. The Company does not typically enter into long term revenue contracts with customers, and therefore, does not experience significant contract balances. As of December 31, 2018 and 2017, the Company did not have any significant contract balances.

Contract Acquisition Costs

In connection with the adoption of Topic 606, an entity is required to capitalize, and subsequently amortize into expense, certain incremental costs of obtaining a contract with a customer if these costs are expected to be recovered. The incremental costs of obtaining a contract are those costs that an entity incurs to obtain a contract with a customer that it would not have incurred if the contract had not been obtained (for example, sales commission). The Company utilizes the practical expedient which allows entities to immediately expense contract acquisition costs when the asset that would have resulted from capitalizing these costs would have been amortized in one year or less. Upon adoption of Topic 606, the Company did not capitalize any contract acquisition cost.

Note 20.  Frederick County Bancorp, Inc. (Parent Company) Condensed Financial Information:

Balance Sheets

	December 31,
(dollars in thousands)	2018	2017
Assets
Cash	$790	$276
Receivable from subsidiaries	223	188
Investment securities available-for-sale at fair value	386	1,251
Investment in banking subsidiary	43,785	41,104
Investment in other subsidiaries	294	294
Other assets	10	245
Total assets	$45,488	$43,358

Liabilities and Shareholders’ Equity
Short-term borrowings	$3,450	$4,200
Junior subordinated debentures	6,186	6,186
Other liabilities	297	351
Total liabilities	9,933	10,737
Common stock	15	15
Additional paid-in capital	16,031	15,397
Retained earnings	19,794	16,829
Accumulated other comprehensive (loss) income	(285)	380
Total shareholders’ equity	35,555	32,621
Total liabilities and shareholders’ equity	$45,488	$43,358

Statements of Income

	Years Ended December 31,
(dollars in thousands)	2018	2017
Dividend income from subsidiary bank	$580	$470
Dividend income from trust	7	5
Dividend income from other subsidiary	—	—
Dividend income	6	24
Interest income	1	—
Securities (losses) gains	(9)	416
Change in fair value equity securities	2	—
Total income	587	915
Expenses:
Interest on short-term borrowings	182	165
Interest on junior subordinated debentures	237	177
Other	151	124
Total expenses	570	466
Income before provision for income taxes and equity in undistributed earnings of subsidiaries	17	449
Provision for income tax benefits	(118)	(92)
Income before equity in undistributed earnings of subsidiaries	135	541
Equity in undistributed earnings of subsidiaries	2,826	1,509
Net income	$2,961	$2,050

Statements of Cash Flows

	Years Ended December 31,
(dollars in thousands)	2018	2017
Cash flows from operating activities:
Net income	$2,961	$2,050
Adjustments to reconcile net income to net cash provided by operating activities:
Equity in undistributed earnings of subsidiaries	(2,826)	(1,509)
Deferred income taxes (benefits)	119	(84)
Securities losses (gains)	9	(416)
Change in fair value of equity securities	(2)	—
Compensation expense from stock option transactions	—	(20)
Increase in receivable from subsidiaries	(35)	(59)
Decrease (increase) in other assets	235	(244)
Decrease in payable to subsidiaries	—	(101)
(Decrease) increase in other liabilities	(173)	14
Net cash provided by (used in) operating activities	288	(369)
Cash flow from investing activities:
Proceeds from sale of investment securities available-for-sale	858	901
Investment in banking subsidiary	—	(1,000)
Net cash provided by (used in) investing activities	858	(99)
Cash flows from financing activities:
Net (decrease) increase in short-term borrowings	(750)	900
Proceeds from issuance of common stock	634	13
Dividends paid on common stock	(516)	(447)
Net cash (used in) provided by financing activities	(632)	466
Net increase (decrease) in cash	514	(2)
Beginning cash	276	278
Ending cash	$790	$276